EXHIBIT 99.1

Ethanex Energy

Ethanex Energy, Inc. Announces Joint Venture with Star Ethanol LLC to Build Ethanol Plant

Basehor, KS—Sept. 18, 2006--Ethanex Energy, Inc. (OTCBB: EHNX), a renewable energy company whose mission is to become the ethanol industry’s low-cost producer, today announced that it has entered into a joint venture with Star Ethanol, LLC for the construction and operation of an ethanol facility located in Franklin County, Illinois. The facility will incorporate the fractionation technology developed at Ethanex’s SEMO plant and will produce 132 million gallons of fuel grade ethanol per year.

The joint venture company will be known as Ethanex Southern Illinois. Initially the joint venture will be 85% owned by Ethanex Energy and 15% owned by Star Ethanol. Ethanex Energy will secure financing for the project as well as oversee the design and construction of the plant. Construction is expected to begin during the first quarter of 2007 and the facility is expected to be completed during the second half of 2008. Once operational, Ethanex will operate and market the ethanol and ethanol related products produced. Star Ethanol has the right to secure an additional 10% ownership interest in the joint venture through further capital contributions made before mechanical completion of the facility.

"We are excited to announce the strategic relationship with Star Ethanol. This project incorporates all of the elements required to create a world-class ethanol manufacturing facility. This partnership with Star Ethanol will enable us to get this plant up quickly, benefiting everyone involved,” said Al Knapp, President and Chief Executive Officer of Ethanex. “Ethanex Energy’s technology, project development and operations expertise combined with Star Ethanol’s current location creates a strategic partnership capable of implementing the project efficiently and cost effectively, adding value to Star Ethanol and Ethanex shareholders,” Knapp added.

“We are excited to be locating one of our facilities in Illinois. The project has received strong support in both Franklin County and at the State level,” said Bryan Sherbacow, Co-Chief Operating Officer. “Ethanex Southern Illinois is another important step in our program to implement next generation technologies enabling unprecedented reductions in the cost of production of ethanol.”

Ronald Gerino, President and Chief Executive Officer of Star Ethanol observed, “We selected Ethanex Energy due to their expertise, superior technological capabilities, and industry relationships.” Gerino also noted that “by combining our respective resources, Ethanex Southern Illinois is competitively positioned in the rapidly expanding ethanol market.”

About Ethanex Energy, Inc.

Ethanex Energy, Inc. is a renewable energy company whose mission is to become the ethanol industry’s low-cost producer. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing three ethanol production facilities located in the Midwest, with a combined production capacity of approximately 300 million gallons of ethanol per year. The Company expects these three plants to be operational in 2008. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. The Company’s senior management has over eighty years of experience in the energy sector including the design, construction and operation of hundreds of power generation facilities. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit ethanol development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward- looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow to construct and adequately maintain our production facilities and service our anticipated debt, commodity pricing, environmental risks and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on September 6, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT: Ethanex Energy, Inc.
Bryan Sherbacow, Chief Operating Officer
202-337-2200
 b.sherbacow@ethanexenergy.com
 www.ethanexenergy.com

Investor Relations
Jennifer K. Zimmons, Ph.D.
Strategic Growth International
212-838-1444
 jzimmons@sgi-ir.com
 www.sgi-ir.com

SOURCE: Ethanex Energy, Inc.